EXHIBIT 99.1
PRESS RELEASE
Investor Relations:        Media:
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PHILIP MORRIS INTERNATIONAL INC. PRESENTS AT THE CAGNY CONFERENCE;
REAFFIRMS 2019 FULL-YEAR REPORTED DILUTED EPS GUIDANCE

NEW YORK, February 20, 2019 -- Philip Morris International Inc.’s (NYSE: PM) Chief Executive Officer, André Calantzopoulos, Chief Operating Officer, Jacek Olczak, and Chief Financial Officer, Martin King, address investors today at the Consumer Analyst Group of New York Conference in Boca Raton, Florida, USA.

The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 2:00 p.m. ET, at www.pmi.com/2019cagny, and on the PMI Investor Relations App available at www.pmi.com/irapp. An archived copy of the webcast, together with presentation remarks and slides, will be available on the same site and the App.

The presentation will:

•	Summarize the company’s business performance in 2018;

•	Outline its 2019 business and financial outlook;

•	Recap the company’s strategy with respect to reduced-risk products;

•	Provide an overview of the e-vapor market outside of the U.S. and China; and

•	Review the most recent performance of its reduced-risk products in select geographies.

The company reaffirms its 2019 reported diluted EPS guidance, announced on February 7, for 2019 full-year reported diluted earnings per share to be at least $5.37 versus $5.08 in 2018. Excluding an unfavorable currency impact, at then-prevailing rates, of approximately $0.14 per share, this forecast represents an increase of at least 8% versus adjusted diluted EPS of $5.10 in 2018. Adjusted diluted earnings per share of $5.10 in 2018 is calculated as reported diluted EPS of $5.08, plus tax items of $0.02 per share primarily related to the implementation of the Tax Cuts and Jobs Act.

This forecast assumes:

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A total cigarette and heated tobacco unit shipment volume decline for PMI of approximately 1.5% to 2.0% versus an estimated total international industry volume decline, excluding China and the U.S., of approximately 2.5% to 3.0%;

•
Currency-neutral net revenue growth of at least 5.0%, which includes an adverse impact of approximately 0.6 points related to the move to highly inflationary accounting in Argentina resulting in the treatment of the U.S. dollar as the functional currency of the company’s Argentinian affiliates;

•	An increase in full-year reported operating income margin of at least one percentage point, ex-currency, compared to 2018;

•	Operating cash flow of at least $10.0 billion, subject to year-end working capital requirements;

•	Capital expenditures of approximately $1.1 billion;

•	An effective tax rate of approximately 23%; and

•	No share repurchases.

As communicated on February 7, the company anticipates reported diluted EPS of approximately $1.00 in the first quarter of 2019, or flat compared to the first quarter of 2018, subject to the timing of commercial spending associated with some of its IQOS-related projects. Excluding approximately nine cents of adverse currency, at then-prevailing exchange rates, this represents a growth rate of 9% compared to adjusted diluted EPS of $1.00 in the first quarter of 2018, which itself included a positive contribution from currency of three cents, or approximately three percentage points.

This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in exchange rates, further developments related to the Tax Cuts and Jobs Act, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

The presentation, related discussion, and this press release contain projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including those described under Item 1A. “Risk Factors” in PMI’s annual report on Form 10-K for the year ended December 31, 2018. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Philip Morris International: Building a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heated tobacco and nicotine-containing vapor products. As of December 31, 2018, PMI estimates that approximately 6.6 million adult smokers around the world have already stopped smoking and switched to PMI’s heated tobacco product, which is currently available for sale in 44 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.